Exhibit 3.1
CERTIFICATE OF
FOURTH RESTATED ARTICLES OF ORGANIZATION
OF
WYNN LAS VEGAS, LLC

Pursuant to Nevada Revised Statutes Sections 86.221 and 86.226, the undersigned does hereby declare and certify that:
1.The name of the limited liability company is Wynn Las Vegas, LLC.
2.The Company is managed by its sole member.
3.The articles of organization of the limited liability company are hereby restated in their entirety as follows:
FOURTH RESTATED ARTICLES OF ORGANIZATION
OF
WYNN LAS VEGAS, LLC
ARTICLE I
NAME

The name of the company is Wynn Las Vegas, LLC (the “Company”).
ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT
The Company may, from time to time, in the manner provided by law, change the registered agent and the registered office of the Company within the State of Nevada. The Company may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.
ARTICLE III
MANAGEMENT

The management of the Company shall be vested in its member(s) in the manner prescribed by the Company’s operating agreement, and if at any time the Company has no operating agreement, in the manner prescribed by Nevada Revised Statutes (“NRS”) 86.291. The Company shall not have a manager (as defined in NRS 86.071).
ARTICLE IV
INDEMNIFICATION AND PAYMENT OF EXPENSES

021658\0030\12438545.1

In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in these articles of organization, the Company’s operating agreement or any other agreement, the expenses of any member incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding arising by reason of the fact that such member is or was a member of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of such member to repay the amount if it is ultimately determined by a court of competent jurisdiction that such member is not entitled to be indemnified by the Company. Any repeal or modification of this Article IV approved by the member(s) of the Company shall be prospective only. In the event of any conflict between this Article IV and any other article of the Company’s articles of organization, the terms and provisions of this Article IV shall control.
ARTICLE V
SPECIAL PROVISION REGARDING DISTRIBUTIONS
Notwithstanding anything to the contrary in these articles of organization or any operating agreement of the Company, the Company is hereby specifically permitted to make any distribution that otherwise would be prohibited by NRS 86.343(1)(b).
ARTICLE VI
COMPLIANCE WITH NEVADA GAMING LAWS

Section 1.    The purposes of and business to be conducted by the Company, in addition to those purposes set forth in the Company’s operating agreement, include owning, operating, managing and conducting gaming in hotel/casinos in Clark County, Nevada. Subject to the Company’s operating agreement, the Company may also engage in any other lawful act or activity for which limited liability companies may be formed under the laws of the State of Nevada.
Section 2.    The purported sale, assignment, transfer, pledge, grant or exercise of an option to purchase or other disposition of any interest in the Company is ineffective unless and until approved by the Nevada Gaming Commission (the “Commission”). If at any time the Commission finds that a member of the Company is unsuitable to hold an interest in the Company, the Commission shall immediately notify the Company of that fact and the Company shall, within ten (10) days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of his, her or its capital account as reflected on the books of the Company or such member shall dispose of such interest as provided by the gaming laws and regulations of the State of Nevada. Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to applicable law, it is unlawful for the unsuitable member: (i) to receive any dividend or interest or any payment or distribution of any kind, including any share of the distribution of profits

021658\0030\12438545.1

or cash or any other property of, or payments upon dissolution of the Company, other than a return of capital; (ii) to exercise directly or through a proxy, trustee or nominee, any voting right conferred by such interest; (iii) to participate in the management of the business and affairs of the Company; or (iv) to receive any remuneration in any form from the Company or from any company holding a gaming license, for services rendered or otherwise. Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company, and the unsuitable member shall cease to have any direct or indirect interest in the Company.
*        *        *        *
IN WITNESS WHEREOF, the undersigned sole member of the Company has executed these Fourth Restated Articles of Organization of Wynn Las Vegas, LLC as of September 1, 2015.

WYNN LAS VEGAS HOLDINGS, LLC
a Nevada limited liability company

By:    /s/ Kim Sinatra
Name:    Kim Sinatra
Title:    Senior Vice President and Secretary

3
021658\0030\12438545.1